Exhibit 23.4

August 17, 2017

Board of Directors

Columbine Capital Corporation

105 Centennial Plaza

Buena Vista, CO 81211

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Columbine Capital Corporation (the “Company”) as an Appendix to the Proxy Statement relating to the Company’s proposed merger with Glacier Bancorp contained in the Amendment No. 1 to the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.
Great Falls, Montana

Investment Banking

Davidson Building • 8 Third St. North • Great Falls, MT 59401 • (406) 727-4200 • FAX (406) 791-7315

www.davidsoncompanies.com/ecm/